Exhibit 5.2.10

The McClatchy Company

June 9, 2010

[Letterhead of Eisenstein & Bower, LLP]

June 9, 2010

The McClatchy Company

2100 Q Street,

Sacramento, California 95816

RE:	The McClatchy Company and Nittany Printing and Publishing Company – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as local counsel in the Commonwealth of Pennsylvania (the “Commonwealth of Pennsylvania”) to The McClatchy Company, a Delaware Corporation (the “Company”) and Nittany Printing and Publishing Company, a Pennsylvania Corporation (the “Subsidiary Guarantor” and together with the Company, the “Registrants”) with respect to the filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $875,000,000 in principal amount of its 11.50% Senior Secured Notes due 2017 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2017 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes are guaranteed by the Subsidiary Guarantor (the “Outstanding Guarantee”). The Registration Statement also covers issuance of the guarantee by the Subsidiary Guarantor of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Notes Guarantee”). The Exchange Notes and the Exchange Notes Guarantee to be issued pursuant to the Exchange Offer are collectively referred to herein as the “Securities.” The Outstanding Notes and Outstanding Guarantee were issued, and the Securities will be issued, pursuant to an Indenture, dated as of February 11, 2010 (the “Indenture”), among the Company, the subsidiary guarantors named therein, including the Subsidiary Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

Our opinion is based solely on our review of the Registration Statement in the form filed with the Commission, the following documents (collectively, the “Transaction Documents”), the Corporate Documents (as hereinafter defined) and such rules of law as we have deemed necessary to give this opinion:

(1) The Registration Rights Agreement, dated as of February 11, 2010, by and among the Company, the subsidiary guarantors named therein, including the Subsidiary Guarantor, and the initial purchasers listed therein.

The McClatchy Company

June 9, 2010

(2) the Indenture

(3) the specimens of the certificates representing the Exchange Notes and the Exchange Notes Guarantee, included as exhibits to the Indenture.

We are members of the Commonwealth of Pennsylvania Bar, do not purport to be experts on or generally familiar with or qualified to express opinions based on the laws of any states other than the Commonwealth of Pennsylvania. We express no opinion herein concerning any laws other than the laws of the Commonwealth of Pennsylvania.

We have reviewed copies of: (i) a Certificate of Existence/Authority (the “Certificate of Good Standing”) for the Subsidiary Guarantor, dated as of June 3, 2010, issued by the Pennsylvania Secretary of State; (ii) the Articles of Incorporation of the Subsidiary Guarantor, dated September 1, 1903, as amended, (collectively, the “Charter”); (iii) the Bylaws of the Subsidiary Guarantor (the “Bylaws”); and (iv) Unanimous Consent of the Board of Directors of the Subsidiary Guarantor dated February 1, 2010, (the “Resolutions”) and together with the Certificate of Good Standing, the Charter, and the Bylaws, collectively, the “Corporate Documents”).

We have assumed, with your permission the following:

(a) The genuineness of all signatures on and the authenticity of all documents submitted to us as originals.

(b) The conformity to original documents of documents submitted to us as certified or photostatic copies.

(c) Any documents that are expressly governed by the laws of a state other than the Commonwealth of Pennsylvania pursuant to a provision in such document constitute the legal, valid, binding and enforceable obligations of the parties thereto under the laws of the jurisdiction chosen.

(d) Each of the parties to the Transaction Documents except for the Subsidiary Guarantor, (i) is duly organized and incorporated, (ii) is validly existing, (iii) is in good standing under the laws of the respective jurisdiction of its incorporation or its organization and (iv) has the full power and authority under the laws of the jurisdiction of its respective incorporation or organization to enter into the transactions contemplated by the Transaction Documents to which each is a party, to authorize, execute and deliver the Transaction Documents to which each is a party and to perform its respective duties, obligations and privileges expressed in the Transaction Documents executed by each.

The McClatchy Company

June 9, 2010

(e) The Transaction Documents have been duly authorized, executed and delivered by the parties thereto except for the Subsidiary Guarantor, for reasonably equivalent value received by each such party and the Company and the Subsidiary Guarantor shall receive benefits and/or consideration for the Exchange Notes being issued by the Company under the Transaction Documents.

(f) That all natural persons except for the Subsidiary Guarantor, involved in the transactions contemplated by the Transaction Documents or any documents executed in connection with the Transaction Documents have sufficient legal capacity to enter into and perform their respective obligations under the Transaction Documents and to carry out their roles in the Transaction Document.

(g) That the conduct of the parties to the Transaction Documents and their counsel complies with any requirement of good faith, fair dealing and conscionability and without notice of knowledge of any defense against the enforcement of any rights created by, or adverse claim of any property or security interest transferred or created by any of the Transaction documents.

(h) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(i) That the Bylaws, the Charter and the Resolutions have not been altered, amended, annulled, rescinded or revoked and remain in full force and effect on the date hereof.

(j) That the representations and warranties as to factual matters made by the parties to the Transaction Documents and pursuant thereto are correct.

(k) That the representations and warranties made by officers or members of the Company and the Subsidiary Guarantor as to factual matters made in the certificates delivered in connection with the Transaction Documents are correct.

(l) That the parties to the Transaction Documents have complied and will comply with their obligations under the Transaction Documents.

Based upon and subject to the foregoing, and in reliance on and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.	The Subsidiary Guarantor is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania and is in good standing under such laws.

2.	The Subsidiary Guarantor has the corporate power to (a) guarantee the Exchange Notes and (b) execute and deliver the Exchange Guarantee and to carry out and perform its obligations under the terms of the Exchange Guarantee.

The McClatchy Company

June 9, 2010

3.	All corporate action on the part of the Subsidiary Guarantor, its directors and shareholders necessary for the authorization, execution and delivery of the Exchange Guarantee, and the performance by the Subsidiary Guarantor of its obligations under the Exchange Guarantee, has been taken.

4.	The Indenture has been duly authorized, executed and delivered by the Subsidiary Guarantor.

Our opinion is subject to the following exceptions and limitations:

A. We express no opinion as to the enforceability of any Transaction Documents referenced hereinabove.

B. We express no opinion on the irrevocability of licenses or of powers of attorney regardless of whether “coupled with an interest”.

C. We express no opinion on the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally (including such limitations as may deny giving effect to waivers of a debtor’s or a subsidiary guarantor’s rights) and the effect of any statutory or other law regarding fraudulent conveyances.

D. If it were ever determined that any party to the Transaction Documents that is not qualified to do business in the Commonwealth of Pennsylvania was required to qualify to do business in the Commonwealth of Pennsylvania, then, such party would be precluded from enforcing its rights under the Transaction Documents in the courts of the Commonwealth of Pennsylvania until such time as it is admitted to transact business in the Commonwealth of Pennsylvania; however, the lack of qualification would not result in any waiver of rights or remedies pending such qualification.

The opinions expressed in this letter are given solely for the benefit of The McClatchy Company and Nittany Printing and Publishing Company, their successors and assigns, in connection with the transactions referred to herein and may not be quoted or relied on by, nor may copies be delivered to, any other person or used for any other purpose or any other transaction, without prior written consent, subject to the consent provided below regarding its use as an exhibit to the Registration Statement. All opinions expressed in this letter are rendered as of the date hereof and are based on statutory and case law in effect as of the date hereof. We undertake no obligation to advise you of any change in any matters herein, whether legal or factual, after the date hereof.

The McClatchy Company

June 9, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. This opinion letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.

Very truly yours,

EISENSTEIN & BOWER, LLP

/s/ Eisenstein & Bower, LLP

By:	Jeffrey M. Bower, Esq.

JMB/gme